Universal Forest Products, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis

Director, Corporate Communications

(616) 365-1502

FOR IMMEDIATE RELEASE

Thursday, February 22, 2018

UFPI Reports Record Fourth Quarter and Annual Results

 - Q4 Earnings Up 50 percent; Tax Rate Reduction Adds to Earnings -

GRAND RAPIDS, Mich., Thursday, Feb. 22, 2018 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced record net earnings and net sales for the fourth quarter and full year 2017.  The Company posted these results in a quarter and year that had one less operational week compared to 2016. In 2016, the extra week accounted for over $60 million in net sales and over $2 million in operating profit.

Fourth Quarter 2017 Highlights (comparisons on a year-over-year basis, 13 weeks over 14 weeks):

-	Diluted earnings per share were $0.51, an increase of 50 percent
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Net earnings attributable to controlling interest were $31.1 million, up 50 percent; changes to the corporate tax rate contributed $6.4 million or 10 cents per diluted share. Even excluding the tax benefit, net earnings for the quarter and year were records.

-	EBITDA of $57 million, up 16 percent
-	Net sales of $966.1 million represent a 12 percent increase
-	Unit sales accounted for 5 percent of the Company’s gross sales growth due to acquired businesses; price increases accounted for almost 8 percent

Fiscal 2017 Highlights (comparisons on a year-over-year basis, 52 weeks over 53 weeks):

-	Diluted earnings per share were $1.94, an increase of 18 percent
-	Net earnings attributable to controlling interest were $119.5 million, up 18 percent

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Universal Forest Products, Inc.

-	EBITDA of $238 million, up 13 percent
-	Net sales of $3.94 billion, up 22 percent
-	Unit sales accounted for 15 percent of the Company’s gross sales growth (this includes 11 percent from acquired businesses); price increases accounted for 6 percent
-	Generated cash from operating activities of almost $137 million

“The employees of Universal did a great job managing our business through a challenging lumber market that pressured margins for our products at different periods throughout the year,” said CEO Matthew J. Missad. In 2017, average prices for framing lumber and southern yellow pine rose 20 percent and 7 percent, respectively, over 2016, but fell during the Company’s peak selling times, reducing margins on certain products.

“We experienced terrific growth with new products in 2017, making significant inroads in the Retail market with new products such as our UFP-Edge profile lines and several product introductions in our Deckorators line,” Matt added. For the year, new product sales grew 23.5 percent to $418.4 million, compared to $338.6 million in 2016. “Despite the challenges that remain in the lumber market, we are optimistic about our strategic initiatives for 2018 and beyond. To support those initiatives, we are investing a portion of the income we will save from the tax reform bill in capital expenditures.”

By market, the Company reported the following 2017 results.

Retail

•

Fourth Quarter: $330.6 million in gross sales, up 20 percent over the fourth quarter of 2016. Unit sales contributed 13 percent of the growth; price increases accounted for 7 percent. Acquisitions accounted for 10 percent of the increase.

•

Full Year: $1.49 billion in gross sales, up 15 percent over 2016, led by a 10 percent increase in unit sales and a 5 percent increase in selling prices. Acquisitions contributed 7 percent of the sales growth.  Sales to this market were affected by a record hurricane season, which resulted in a temporary increase in sales of low-margin commodity products.

Construction

•

Fourth Quarter: $305.8 million in gross sales, up 10 percent over the fourth quarter of 2016, mostly due to price increases as a result of the lumber market. Unit sales to manufactured housing customers grew 4 percent during the period, while sales to residential and commercial construction customers fell 2 percent and 3 percent, respectively. Residential construction sales were likely affected by project delays associated with higher lumber prices.

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Universal Forest Products, Inc.

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Full Year: $1.18 billion in gross sales, up 16 percent over the previous year, driven by a 7 percent increase in unit sales and a 9 percent increase in prices.  Residential construction unit sales grew 7 percent, and unit sales to manufactured housing customers rose 9 percent over 2016.

Industrial

•	Fourth Quarter: $345.1 million in gross sales, up 9 percent over the fourth quarter of 2016; price increases accounted for 7 percent of the growth while unit increases accounted for 2 percent.
•

Full Year: $1.33 billion in gross sales, up 35 percent over the previous year. Unit sales increased 29 percent, primarily due to the Company’s acquisition of idX Corporation in September of 2016. Excluding acquisitions, the Company’s organic unit sales grew 4 percent over 2016.

CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Friday, February 23, 2018. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-518-4547, and internationally at 213-660-0879. Use conference pass code 4866126. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through March 25, 2018, at 855-859-2056, 404-537-3406 or 800-585-5367.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies.  Management considers EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

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Universal Forest Products, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2017/2016

	Quarter Period				Year to Date
(In thousands, except per share data)	2017		2016		2017		2016
NET SALES	$966,091	100%	$859,584	100%	$3,941,182	100%	$3,240,493	100%

COST OF GOODS SOLD	836,932	86.6	737,274	85.8	3,398,356	86.2	2,765,903	85.4

GROSS PROFIT	129,159	13.4	122,310	14.2	542,826	13.8	474,590	14.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	87,751	9.1	87,000	10.1	362,220	9.2	310,152	9.6
NET GAIN ON DISPOSITION OF ASSETS	(70)	—	—	—	(863)	—	—	—

EARNINGS FROM OPERATIONS	41,478	4.3	35,310	4.1	181,469	4.6	164,438	5.1

OTHER EXPENSE, NET	1,203	0.1	1,164	0.1	5,462	0.1	3,767	0.1

EARNINGS BEFORE INCOME TAXES	40,275	4.2	34,146	4.0	176,007	4.5	160,671	5.0

INCOME TAXES	7,113	0.7	11,905	1.4	51,967	1.3	55,174	1.7

NET EARNINGS	33,162	3.4	22,241	2.6	124,040	3.1	105,497	3.3

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(2,047)	(0.2)	(1,491)	(0.2)	(4,528)	(0.1)	(4,318)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$31,115	3.2	$20,750	2.4	$119,512	3.0	$101,179	3.1

EARNINGS PER SHARE - BASIC	$0.51		$0.34		$1.95		$1.66

EARNINGS PER SHARE - DILUTED	$0.51		$0.34		$1.94		$1.65

COMPREHENSIVE INCOME	33,152		21,058		130,170		102,794

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,022)		(1,084)		(4,884)		(2,660)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$32,130		$19,974		$125,286		$100,134

SUPPLEMENTAL SALES DATA
	Quarter Period			Year to Date
Market Classification	2017	2016	%	2017	2016	%
Retail	$330,613	$276,109	20%	$1,493,366	$1,294,273	15%
Industrial	345,134	317,932	9%	1,334,082	984,968	35%
Construction	305,758	277,742	10%	1,178,755	1,018,136	16%
Total Gross Sales	981,505	871,783	13%	4,006,203	3,297,377	21%
Sales Allowances	(15,414)	(12,199)	-26%	(65,021)	(56,884)	-14%
Total Net Sales	$966,091	$859,584	12%	$3,941,182	$3,240,493	22%

Universal Forest Products, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

DECEMBER 2017/2016

(In thousands)
ASSETS	2017	2016	LIABILITIES AND EQUITY	2017	2016

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$28,339	$34,091	Cash overdraft	$25,851	$19,761
Restricted cash	477	398	Accounts payable	140,106	124,660
Investments	11,269	10,348	Accrued liabilities	135,960	124,722
Accounts receivable	327,751	282,253	Current portion of debt	1,329	2,634
Inventories	460,308	397,227
Other current assets	35,343	32,121

TOTAL CURRENT ASSETS	863,487	756,438	TOTAL CURRENT LIABILITIES	303,246	271,777

OTHER ASSETS	17,592	10,163
INTANGIBLE ASSETS, NET	254,969	227,606	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	144,674	109,059
			OTHER LIABILITIES	42,734	50,756
PROPERTY, PLANT AND EQUIPMENT, NET	328,629	297,851	EQUITY	974,023	860,466

TOTAL ASSETS	$1,464,677	$1,292,058	TOTAL LIABILITIES AND EQUITY	$1,464,677	$1,292,058

Universal Forest Products, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED

DECEMBER 2017/2016

(In thousands)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$124,040	$105,497
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	48,536	40,823
Amortization of intangibles	4,860	2,795
Expense associated with share-based and grant compensation arrangements	3,805	2,335
Deferred income taxes (credit)	(8,629)	2,464
Equity in earnings of investee	(25)	(267)
Net gain on disposition of assets	(863)	—
Changes in:
Accounts receivable	(30,787)	(5,119)
Inventories	(49,262)	(3,245)
Accounts payable and cash overdraft	21,159	11,259
Accrued liabilities and other	23,749	15,978
NET CASH FROM OPERATING ACTIVITIES	136,583	172,520

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(71,116)	(53,762)
Proceeds from sale of property, plant and equipment	2,919	3,126
Acquisitions and purchase of noncontrolling interest, net of cash received	(60,587)	(80,077)
Repayments of debt of acquiree	—	(92,830)
Purchase and dissolution of remaining noncontrolling interest of subsidiary	—	(892)
Advances of notes receivable	(234)	(6,012)
Collections of notes receivable and related interest	1,509	7,899
Purchases of investments	(13,518)	(5,666)
Proceeds from sale of investments	5,103	2,568
Other	(1,735)	(2,011)
NET CASH USED IN INVESTING ACTIVITIES	(137,659)	(227,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	758,287	131,002
Repayments under revolving credit facilities	(722,725)	(107,294)
Borrowings of debt	8,525	—
Repayments of debt	(13,347)	—
Proceeds from issuance of common stock	660	536
Distributions to noncontrolling interest	(4,032)	(3,280)
Dividends paid to shareholders	(19,607)	(17,680)
Repurchase of common stock	(12,977)	—
Other	(31)	(73)
NET CASH FROM (USED IN) FINANCING ACTIVITIES	(5,247)	3,211

Effect of exchange rate changes on cash	650	(1,927)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,673)	(53,853)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	34,489	88,342

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,816	$34,489

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$34,091	$87,756
Restricted cash, beginning of period	398	586
All cash and cash equivalents, beginning of period	$34,489	$88,342

Cash and cash equivalents, end of period	$28,339	$34,091
Restricted cash, end of period	477	398
All cash and cash equivalents, end of period	$28,816	$34,489

Universal Forest Products, Inc.

EBITDA RECONCILIATION TO NET INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2017/2016

	Quarter Period		Year to Date
(In thousands)	2017	2016	2017	2016
Net Earnings Attributable to Controlling Interest	$31,115	$20,750	$119,512	$101,179
Interest Expense	1,393	1,301	6,218	4,575
Taxes	7,112	11,905	51,967	55,174
Expense associated with Share-Based Compensation Arrangements	1,497	663	3,618	2,336
Net Earnings Attributable to Noncontrolling Interest	2,048	1,490	4,528	4,318
Net Gain on Disposition of Assets	(70)	-	(863)	-
Depreciation Expense	12,881	11,809	48,536	40,823
Amortization of Intangibles	1,311	926	4,860	2,795
EBITDA	$57,287	$48,844	$238,376	$211,200